Exhibit 10.35

[PATHEON]

April 30, 2009

PRIVATE AND CONFIDENTIAL

Geoffrey M. Glass

506 Dahlia Ave, Unit A

Corona del Mar, California 92625

Dear Geoffrey:

RE: Employment Agreement:

I am pleased to confirm the terms of your employment (“Employment Agreement”), dated March 17, 2009. This Employment Agreement represents your contractual arrangements with Patheon Pharmaceutical Services Inc. (the “Corporation”) and supersedes any arrangements, understandings and verbal commitments to you during our discussions.

Sincerely,

/s/ Wesley P. Wheeler

Wesley P. Wheeler
Chief Executive Officer

[PATHEON]

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 17th day of March, 2009 between Patheon Pharmaceutical Services Inc. (the “Corporation”) and Geoffrey M. Glass, an Executive residing in the City of Corona del Mar, in the State of California (the “Executive”).

WHEREAS, the Corporation and the Executive wish to enter into this Agreement to set forth the rights and obligations of each of them with respect to the employment of the Executive.

WHEREAS, the Corporation agrees to employ the Executive on the terms and subject to the conditions set forth in this Agreement to render exclusive and full-time services to the Affiliated Group (as defined below).

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree with each other as follows:

ARTICLE 1

INTERPRETATION

1.1	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of North Carolina. Each of the parties hereby irrevocably consents to the jurisdiction of the courts in the State of North Carolina with respect to any matters arising out of this Agreement.

1.2	Definitions. In this Agreement, including Schedule A and B hereto, unless the context otherwise requires, the following terms shall have the following meanings, respectively:

(a)	“Affiliated Group” means the Corporation and any entity controlled by, controlling, or under common control with the Corporation.

(b)	“Agreement” means this Employment Agreement as it may be amended or supplemented from time to time.

(c)	“Annual Base Salary” has the meaning given such term in Section 3.1.

(d)	“Board of Directors” means the Board of Directors of Patheon.

(e)

“Cause” means the determination, in good faith, by the Board of Directors, after notice to the Executive and, if curable, a reasonable opportunity to cure, that one or more of the following events has occurred: (i) the Executive has failed to perform his material duties, and such failure has not been cured after a period of 30 days notice from the Corporation; (ii) any reckless or grossly negligent act by the Executive having the effect of injuring the interests, business or reputation of any member of the Affiliated Group in any material respect; (iii) the Executive’s commission of any felony (including entry of a nolo contendere plea); (iv) any misappropriation or embezzlement of the property of any member of the Affiliated Group; or (v) a breach of any material provision of this Agreement by the Executive.

(f)	“Change in Control” means any of the following events:

(i)	Any “Person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than JLL Partners or its affiliates, becomes a Beneficial Owner (within the meaning of Exchange Act Rule 13d-3) of more than fifty percent (50%) of the voting power of the then outstanding voting securities of Patheon entitled to vote generally in the election of directors;

(ii)	There is consummated a merger or consolidation of Patheon or any direct or indirect subsidiary of Patheon with any other company, other than a merger or consolidation that would result in the voting securities of Patheon outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of Patheon or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(iii)	The stockholders of Patheon approve a plan of complete liquidation or dissolution of the company or there is consummated an agreement for the sale or disposition by Patheon of all or substantially all of its assets.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Competitor” has the meaning given such term in Section 6.4.

(i)	“Date of Termination” has the meaning given such term in Section 4.5.

(j)	“Effective Date” has the meaning given such term in Section 2.1.

(k)	“Good Reason” means the occurrence of any of the following events without the consent of the Executive: (i) a material reduction by the Corporation of the Executive’s duties or responsibilities or the assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position; or (ii) a material breach by the Corporation of this Agreement. A termination of the Executive’s employment by Executive shall not be deemed to be for Good Reason unless (i) the Executive gives notice to the Corporation of the existence of the event or condition constituting Good Reason within 30 days after such event or condition initially occurs or exists, (ii) the Corporation fails to cure such event or condition within 30 days after receiving such notice, and (iii) the Executive’s “separation from service” within the meaning of Section 409A of the Code occurs not later than 90 days after such event or condition initially occurs or exists.

(l)	“Patheon” means Patheon Inc.

(m)	“Target Bonus” has the meaning given such term in Section 3.2.

ARTICLE 2

EFFECTIVE DATE; TERMS OF EMPLOYMENT

2.1	Term

The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Corporation on the terms and subject to the conditions of this Agreement (including, without limitation, Article 6), commencing on April 1, 2009 (the “Effective Date”).

2.2	Position and Duties

The Executive shall serve as the Senior Vice President, Strategy, Corporate Development and Integration, with such authority, duties and responsibilities as are commensurate with such position, reporting to the Chief Executive Officer.

The Executive shall also be responsible for the functions and responsibilities set out in the Position Description for the S.V.P. Strategy, Corporate Development and Integration attached as Schedule A.

2.3	Time Commitments

During the Executive’s employment, the Executive shall devote substantially all of his business time, energies and talents to serving as the S.V.P. Strategy, Corporate Development and Integration, perform his duties conscientiously and faithfully subject to the reasonable and lawful directions of the Chief Executive Officer, and in accordance with each of the corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all employees or senior executives generally of the Affiliated Group. During the Executive’s employment, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Article 6, to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures or fulfill speaking engagements and (c) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s duties or responsibilities under this Agreement.

2.4	Location

(a)	Initially, it is understood that the Executive’s principal office will be a home office located in the Executive’s residence in the city of Corona del Mar, California.

(b)

While the Executive’s principal office is located in the Executive’s residence, the Corporation shall reimburse the Executive for reasonable automobile expenses and travel expenses associated with him commuting from his personal residence in California to Patheon’s current corporate headquarters during this period. Reimbursements under this Section 2.4(b) shall be paid to the Executive in the calendar month after the month in which they are incurred, subject to such reasonable documentation requirements as may be requested from time to time by the Corporation.

(c)	As the new U.S. headquarters location in North Carolina is available for occupancy, the Corporation will require the Executive to be based within this facility. Under the terms of Patheon’s Tier 1 relocation program, the Executive shall be reimbursed for all reasonable transaction costs and expenses (including any real estate brokerage fees, commissions and closing costs, but excluding any loss on the sale of the Executive’s personal residence) and moving expenses incurred by the Executive, in connection with relocating the Executive’s spouse. dependents and personal property and goods from the Executive’s current residence. Reimbursements under this Section 2.4(c) shall be paid to the Executive in the calendar month after the month that they are incurred, subject to such reasonable documentation requirements as may be requested from time to time by the Corporation.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1	Base Salary

The Corporation shall pay the Executive an annualized base salary (“Annual Base Salary”) at a rate of not less than $325,000 US, payable in regular installments in accordance with the Corporation’s normal payroll practices. The Annual Base Salary shall be reviewed by the Chief Executive Officer, for increase only, at such time as the salaries of other senior executives of Patheon are reviewed generally. If so increased, the Annual Base Salary shall be increased for all purposes of this Agreement.

3.2	Executive Performance Bonus

For each fiscal year, the Executive shall be eligible to participate in an annual incentive plan under terms and conditions no less favorable than other senior executives of Patheon; provided that the Executive’s Target Bonus shall not be less than 40% of his Annual Base Salary. The Executive’s payment under the annual incentive plan shall be based on meeting predetermined personal objectives and Patheon’s financial performance. The personal objectives will be set by the Chief Executive Officer, and the financial performance measures will be set by the Chief Executive Officer. For fiscal 2009, the performance bonus will be prorated from the Effective Date. The annual performance bonus, if earned, will be paid to the Executive by the Corporation in the same manner and payment period generally applicable under the annual incentive plan, but in no event later than two and a half months after the later of (i) the end of the applicable performance period, or (ii) the end of the calendar year in which the performance period ends. Nothing contained in this Section 3.2 will guarantee the Executive any specific amount of incentive compensation, or prevent the Chief Executive Officer from establishing performance goals and compensation targets applicable only to the Executive.

3.3	Stock Options

(a)

Subject to the approval of the Board of Directors, the Executive shall be granted a stock option to purchase 125,000 shares of common stock of Patheon at an exercise price per share equal to the market value of the common stock on the date of the grant (the “Option”). Except as otherwise provided in the Amended and Restated Incentive Stock Option Plan (the “ISOP”) or stock option award agreement (together with the ISOP, the “Stock Related Documents”), the Option will (i) vest as to  1/3 of the shares subject to the Option on each of the first three anniversaries of the date of grant, subject to the Executive’s continued employment with the Affiliated Group until the relevant vesting dates, and (ii) have a seven year term. The Option will be subject to the terms, definitions and provisions of the applicable Stock Related Documents.

(b)	During the Executive’s employment, at the discretion of the Board of Directors or its delegate, the Executive also shall be eligible to receive additional stock options and other long-term incentives under the ISOP or any similar plan adopted by Patheon from time to time.

(c)	The Executive will be required to comply with the terms of any share ownership guidelines applicable to senior executives of Patheon generally, as amended from time to time.

3.4	Retirement Benefits

Executive will be entitled to participate in the 401(k) retirement plan and any other qualified or nonqualified deferred compensation and retirement plans applicable to senior executives of the Corporation generally, in each case as amended from time to time.

3.5	Other Benefit Plans

During the Executive’s employment, the Executive also shall be entitled to participate in all welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for U.S. resident-based senior executives of Patheon generally.

The Corporation shall also pay the Executive, in regular semi-monthly installments, an allowance of $1,200 US per month for car related expenses.

3.6	Expenses

The Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive during the Executive’s employment in connection with carrying out his duties hereunder in accordance with the Corporation’s policies, as may be in effect from time to time, for its senior executives generally.

3.9	Vacation

During the Executive’s employment, the Executive shall be entitled to four (4) weeks paid vacation in addition to four (4) floating holidays annually in accordance with the Corporation’s policies, as may be in effect from time to time, for its senior executives generally.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1	Death or Disability

The Executive’s employment shall terminate automatically upon the Executive’s death. If the Corporation determines in good faith that the Disability (as defined below) of the Executive has occurred during the Executive’s employment, it may give to the Executive written notice in accordance with Section 7.4 of this Agreement of its intention to terminate the Executive’s employment; provided that such notice is provided no later than 150 days following the Executive’s first day of Disability. In such event, the Executive’s employment shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the failure of the Executive to perform his duties under this Agreement for at least 90 consecutive business days as a result of any medically determinable physical or mental impairment. The determination of Disability shall be made by a physician selected by the Corporation or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

4.2	Cause

The Executive’s employment with the Corporation may be terminated with or without Cause.

4.3	Good Reason

The Executive’s employment with the Corporation may be terminated by the Executive with or without Good Reason.

4.4	Notice of Termination

Any termination by the Corporation for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Section 7.4. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Corporation or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Corporation or the Executive, respectively, hereunder or preclude the Corporation or the Executive, respectively, from asserting such fact or circumstance in enforcing the Corporation’s or the Executive’s rights hereunder.

4.5	Date of Termination

“Date of Termination” means (a) if the Executive’s employment is terminated by the Corporation for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if the Executive’s employment is terminated by the Corporation other than for Cause or Disability, the Date of Termination shall be the date on which the Corporation notifies the Executive of such termination and (c) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Corporation and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4.5 constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the ‘Date of Termination.”

4.6	Resignation from All Positions

Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board of Directors, the Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Affiliated Group (and with any other entities with respect to which the Affiliated Group has requested the Executive to perform services). The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Corporation, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

ARTICLE 5

OBLIGATIONS OF CORPORATION UPON TERMINATION

5.1	Good Reason; Other than for Cause

If the Corporation shall terminate the Executive’s employment other than for Cause, or if the Executive shall terminate the Executive’s employment for Good Reason:

(a)	The Corporation shall pay, or cause to be paid, to the Executive in a lump sum in cash the sum of: (i) the Executive’s Annual Base Salary through the Date of Termination, and (ii) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”). The Accrued Obligations shall be paid within 30 days after the Date of Termination.

(b)

The Corporation shall pay, or cause to be paid, to the Executive an amount equal to the Executive’s Annual Base Salary plus an amount determined by the Board of Directors in its sole discretion to reflect the annual incentive the Executive would have otherwise earned during the year in which the Date of Termination occurs. Such amount shall generally be paid in cash in twelve equal monthly installments beginning within 60 days after the Date of Termination or such later date set forth in Section 7.8. Notwithstanding the foregoing, if the severance benefit described in this Section 5.1(b) exceeds two times the lesser of (i) the

Executive’s annual compensation or (ii) the compensation limit in effect under Section 401(a)(17) of the Code for the calendar year including the Date of Termination, any amounts not yet paid as of the short-term deferral date’ shall be paid in a lump sum on the “short-term deferral date.” The “short-term deferral date” is the date that is two and one-half months after the end of the later of (i) the calendar year containing the Date of Termination or (ii) the Company’s fiscal year containing the Date of Termination.

(c)	To the extent not theretofore paid or provided, the Affiliated Group shall pay or provide, or cause to be paid or provided, to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Affiliated Group (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(d)	If the Date of Termination occurs within six months after the occurrence of a Change in Control, any stock options to purchase shares of the common stock of Patheon then held by the Executive shall, to the extent not otherwise provided in the applicable Stock Related Documents, become immediately vested and exercisable and shall remain exercisable for the remaining term of such stock option (which remaining term shall be determined without regard to the Executive’s termination of employment).

If the Executive receives payments and benefits pursuant to this Section 5.1, then the Executive shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of any member of the Affiliated Group, unless otherwise specifically provided therein in a specific reference to this Agreement.

5.2	Death or Disability; Cause; Other than for Good Reason

If the Executive’s employment is terminated due to death or Disability or for Cause, or if the Executive voluntarily terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his Accrued Obligations through the Date of Termination and the Other Benefits, in each case to the extent not theretofore paid or provided. Subject to any withholding required by Section 3.3, all Accrued Obligations shall be paid to the Executive in accordance with Section 5.1(a) and the Other benefits shall be paid to the Executive in accordance with Section 5.1(c).

5.3	Release

Notwithstanding anything contained herein to the contrary, the Corporation shall only be obligated to make the payments under Section 5.1(b) if: (a) within the 50-day period after the Date of Termination, the Executive executes a general release, in a form provided by the Corporation, of all current or future claims, known or unknown, against the Affiliated Group, its officers, directors, shareholders, employees and agents arising on or before the date of the release, including but not limited to all claims arising out of the Executive’s employment with the Affiliated Group or the termination of such employment, and (b) the Executive does not revoke the release during the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable. The Corporation shall be obligated to provide such release to the Executive promptly following the Date of Termination.

ARTICLE 6

RESTRICTIVE COVENANTS

6.1	In General

The Executive acknowledges that in the course of his employment he will become familiar with trade secrets and customer lists of and other confidential information concerning the Affiliated Group and that his services have been of special, unique and extraordinary value to the Affiliated Group.

6.2	Confidentiality Undertaking

The Executive confirms that he is bound by the provisions of the Confidentiality Undertaking covenant set out in Schedule B hereto.

6.3	Non-Solicitation

(a)	During the 12-month period immediately following the Date of Termination, the Executive shall not in any manner, directly or indirectly, solicit, induce or attempt to solicit or induce any employee of any member of the Affiliated Group to quit or abandon his or her employ or to become an officer, agent, employee, partner, director, consultant or independent contractor of the Executive, his affiliates or any other individual or entity.

(b)	During the 12-month period immediately following the Date of Termination, the Executive shall not in any manner, directly or indirectly, solicit, induce or attempt to solicit or induce, any customer, supplier or licensor of any member of the Affiliated Group to cease doing business with any member of the Affiliated Group, or in any way interfere with the relationships between any customer, supplier or licensor of the Affiliated Group.

6.4	Non-Competition

During the 12-month period immediately following the Date of Termination, the Executive shall not in any manner, directly or indirectly, compete with the business of any member of the Affiliated Group by (a) becoming an officer, agent, employee, partner, director, consultant, independent contractor of a Competitor, or (b) acquiring an ownership interest in a Competitor, provided that the Executive may, for investment purposes, own not more than 1% of the outstanding stock of any class of a Competitor that is listed on a recognized stock exchange or traded in the over-the-counter market in Canada or the United States. For purposes of this Agreement, the term “Competitor” means any person or entity that engages in the pharmaceutical development and manufacturing outsourcing business in Canada, the United States (including the Commonwealth of Puerto Rico), India or Europe. Notwithstanding the foregoing, this Section 6.4 shall not apply if the Executive is terminated by the Corporation other than for Cause.

6.5	Reasonableness and Revision

The Executive agrees and acknowledges that due to the uniqueness of his services and the confidential nature of the information he will possess, the covenants set forth in this Article 6 and Schedule B are reasonable and necessary for the protection of the business interests and goodwill of the Affiliated Group. Moreover, the geographic restriction on competitive activities by the Executive is reasonable, given the global nature of the Affiliated Group’s business and the Executive’s role in that business. If, at the time of enforcement of this Article and/or Schedule B, a court or other tribunal holds that the restrictions herein are in whole or in part unreasonable under circumstances then existing, the parties agree that the maximum period or scope reasonable under such circumstances will be substituted for the stated period or scope and that the court or other tribunal shall be authorized and directed by the parties to revise the restrictions contained herein to cover the maximum period or scope permitted by law.

6.6	Acknowledgements

The Executive agrees and acknowledges that the promises and obligations made by the Corporation in this Agreement (specifically including, but not limited to, the payments and benefits provided for under Section 5.1(b) and (d) hereof) constitute sufficient consideration for the covenants contained in this Article 6. The Executive further acknowledges that it is not the Affiliated Group’s intention to interfere in any way with his employment opportunities, except in such situations where the same conflict with the legitimate business interests of the Affiliated Group. The Executive agrees that he will notify the Corporation in writing if he has, or reasonably should have, any questions regarding the applicability of this Article 6.

6.7	Enforcement

Because the Executive’s services are unique and because the Executive has access to Confidential Information and work product, the parties agree that the Affiliated Group will be damaged irreparably in the event any of the provisions of Section 6.2, 6.3 and 6.4 are not performed in accordance with their specific terms or are otherwise breached and that money damages will be an inadequate remedy for any such non-performance or breach. Therefore, any one or more of the members of the Affiliated Group, or their respective successors and assigns, will be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees and acknowledges that he will not assert in any such enforcement action that there is an adequate remedy in damages and that such rights and remedies will be in addition to and not in lieu of any other rights or remedies available to the Affiliated Group at law or in equity.

6.8	Survival

Subject to any limits on applicability contained therein, this Article 6 shall survive and continue in full force in accordance with its terms notwithstanding any expiration or termination of this Agreement.

ARTICLE 7

GENERAL PROVISIONS

7.1	Entire Agreement

This Agreement together with Schedules A and B attached hereto when executed by both parties shall constitute the entire agreement pertaining to the Executive’s employment and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, pertaining to the Executive’s employment, and there are no representations, undertakings or agreements of any kind between the parties respecting the subject matter hereof except those contained herein.

7.2	Severability

If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

7.3	Representations

The Executive represents and warrants that (a) he is not a party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any previous employer) or otherwise, that would be breached by the Executives entering into, or performing services under, this Agreement and (b) will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of his duties hereunder. The Executive will indemnify, defend, and hold each member of the Affiliated Group harmless, from any and all suits and claims arising out of any breach of such restrictive contracts, understandings, agreements or policies.

7.4	Notices

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Geoffrey M. Glass

506 Dahlia Ave. Unit A

Corona del Mar, CA 92625

If to the Corporation:

Attention:

Executive Human Resources

Patheon Pharmaceutical Services Inc.

P.O. Box 110145

Research Triangle Park, North Carolina 27709-9998

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

7.5	Withholding

The Corporation may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.6	Waiver

The Executive’s or the Corporation’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

7.7	Successors

(a)	This Agreement is personal to the Executive is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Corporation, the other members of the Affiliated Group, and their respective successors and assigns.

(b)	The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Patheon or the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

7.8	Compliance with Section 409A of the Code

(a)	It is the Corporation’s intent that the payments and benefits provided under this Agreement shall be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Code (“Section 409A”). Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A to the maximum extent possible. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Corporation shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Executive.

(b)	If neither the “short-term deferral” the involuntary separation pay exceptions to Section 409A described above applies to a benefit, payment or reimbursement under this Agreement, then notwithstanding any provision in this Plan to the contrary, the remaining provisions of this Section 7.8(b) shall apply.

(i)	If the Executive is a “specified employee,” as determined under the Corporation’s policy for identifying specified employees on the Date of Termination, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Date of Termination shall be accumulated through and paid or provided (together with interest on the delayed amount at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Date of Termination) within 30 days after the first business day following the six month anniversary of such Date of Termination (or, if the Executive dies during such six-month period, within 30 days after the Executive’s death).

(ii)	To the extent required to comply with Section 409A Code, any reimbursement of expenses pursuant to Section 2.4(b), 2.4(c) or 3.8, that will not be excluded from Executive’s income when received is subject to the following requirements: (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (ii) the reimbursement of the eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)	Although the Corporation shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Affiliated Group nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Agreement. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

NOW THEREFORE, the parties below have entered into this Agreement as of the date first written above.

PATHEON PHARMACEUTICAL SERVICES INC.

By: Toni T. Sweeney
Title: Vice President, Human Resources, North America

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
/s/ Gwynne Kong	)	/s/ Geoffrey M. Glass
Name of Witness:		Geoffrey M. Glass

[PATHEON]

SCHEDULE A

TO

EMPLOYMENT AGREEMENT WITH

GEOFFREY M. GLASS

PATHEON INC,

POSITION DESCRIPTION

S.V.P. STRATEGY, CORPORATE DEVELOPMENT AND INTEGRATION

This position description for the S.V.P. Strategy, Corporate Development and Integration of the Corporation was enacted by the Chief Executive Officer on March 17, 2009.

The S.V.P. Strategy, Corporate Development and Integration of the Corporation will be responsible for (a) strategy formulation, (b) strategy execution, (c) corporate development activity including mergers & acquisitions, (d) global marketing, (e) business intelligence, (f) bids & contracts, and (g) other projects and strategic initiatives related to achieving profitable growth. Lead and/or work with multi-disciplinary teams to develop and implement strategic initiatives. Conduct strategic analysis, prepare business cases, and perform business intelligence research. Essential Functions:

A.	PLANNING

1.	Lead the development of business plans for new business ventures.

2.	Facilitate the establishment of corporate strategic goals by leading / facilitating teams of senior management in strategy development & corporate visioning planning sessions; gathering pertinent business, financial, service and operations information; identifying and evaluating trends and options; choosing a course of action; defining objectives; evaluating outcomes.

3.	Develop and manage an effective Sales Operations function that supports new business development in all regions.

4.	Develop a team and methodology to transition PDS clients to Commercial customers.

B.	MANAGEMENT

1.	Drive business growth by identifying & prioritizing potential business opportunities and evaluating potential investments & strategic partnerships; organizing business development meetings with potential partners & acquisition candidates; and leading efforts to implement these opportunities.

2.	Assess industry trends, market size and structure, competitor benchmarks, and perform value chain analysis.

3.	Develop and maintain working relationships with other functional groups within Patheon, as well as developing solutions with partner, client and vendor organizations.

4.	Standardizing and streamlining the quotation and bid process, pricing and customer acquisition process across Commercial and PDS in every region.

5.	Developing and enhancing the Business Management group in North America.

C.	ETHICS, CULTURE, POLICY & PUBLIC REPRESENTATION

1.	Corporate Culture. Foster a corporate culture that promotes the Corporation’s core values as reflected in the Corporation’s Code of Business Conduct.

2.	Work Climate. Maintain a work climate that is conducive to:

(i)	attracting and retaining a diverse group of top-quality employees at all levels; and

(ii)	motivating these employees to perform their duties with the highest standards of integrity, responsibility and excellence; standards that are essential for the success of a Corporation that provides pharmaceutical product development and manufacturing services worldwide.

March 17, 2009

[PATHEON]

SCHEDULE B

TO

EMPLOYMENT AGREEMENT WITH

GEOFFREY M. GLASS

CONFIDENTIALITY UNDERTAKING

In consideration of Geoffrey M. Glass (the “Executive”) accepting an employment agreement between the Executive and Patheon Pharmaceuticals Services Inc. dated March 17, 2009 (the “Agreement”) to which this Confidentiality Undertaking is attached as Schedule B, the Executive undertakes and covenants with the Affiliated Group (as defined in the Agreement) as follows:

1.	CONFIDENTIAL INFORMATION

1.1	Confidential Information

The Executive acknowledges that all information and facts relating to the business and affairs of the Affiliated Group and its customers, including, without limitation, trade secrets, data, notes, marketing plans, sales patterns, and private corporate and financial information (the “Confidential Information”) is confidential and proprietary to the Affiliated Group and a valuable trade secret of the Affiliated Group, disclosure of which could severely damage the economic interests of the Affiliated Group. Confidential Information includes, without limitation, any document, work, instrument or other medium assembled or composed by the Executive which contains Confidential Information.

1.2	Non-Disclosure of Confidential Information

The Executive shall not, either during the term of the Agreement or at any time thereafter, use or disclose, directly or indirectly, any of such Confidential Information to any person outside the Affiliated Group, except where such disclosure is necessary for the proper and bona fide execution of the Executive’s duties under the Agreement, without the prior written consent of the Affiliated Group. The Executive’s obligation not to use or disclose Confidential Information without prior written consent shall continue to apply after the Executive has ceased to be an employee of the Affiliated Group until such time as the Confidential Information becomes public knowledge through no fault of the Executive. The Affiliated Group will have full right, title and authority to deal in and with the proprietary rights and the Confidential Information notwithstanding any other provision of the Agreement or the termination thereof for any reason whatsoever. The Executive acknowledges and agrees that the restrictions contained in this Article 1 are reasonable in the circumstances in order to protect the business of the Affiliated Group.

1.3	Return of Confidential Information

Confidential Information and the documents, works, instruments or other media containing Confidential Information shall remain the property of the Affiliated Group and be returned to the Affiliated Group upon request or immediately following termination of the Agreement for any reason whatsoever.

2.	INVENTIONS

2.1	Inventions

Subject to Section 2.2, the Executive agrees that all discoveries, improvements, designs, ideas or inventions made or conceived, in whole or in part, by the Executive during the term of the Agreement or within three years following termination of the Agreement for any reason whatsoever (the “Inventions”) shall be the sole property of the Affiliated Group. The Executive shall:

(a)	promptly disclose and describe all such Inventions in writing to the Affiliated Group;

(b)	assign, and the Executive does hereby assign, to the Affiliated Group, without further compensation, all of the Executive’s rights, title and interest in and to such Inventions and to all applications for letters of patent, copyrights, industrial design or other forms of protection granted for such Inventions throughout the world;

(c)	deliver promptly to the Affiliated Group, upon request and in the form and manner prescribed by the Affiliated Group (without charge to the Affiliated Group but at the Affiliated Group’s expense) the written instruments described in paragraph (b) and perform such acts as deemed necessary by the Affiliated Group to obtain and maintain such instruments and to transfer all rights and title thereto to the Affiliated Group; and

(d)	give all assistance that may be required by the Affiliated Group to enable it to protect or exploit the Inventions in any country of the world.

The Executive does hereby waive in whole any moral rights that the Executive may have in each of the Inventions and any part or parts thereof, including, but not limited to, the right to the integrity of the Inventions, the right to be associated with the Inventions as its author by name or under a pseudonym and the right to remain anonymous.

2.2	Excluded Inventions

The provisions of Section 2.1 shall not apply to Inventions which fulfill all of the following criteria:

(a)	Inventions for which no equipment, supplies, facility or Confidential Information belonging to the Affiliated Group were used; and

(b)	Inventions that do not relate to the business of the Affiliated Group or to the Affiliated Group’s actual or demonstrably anticipated processes, research or development which the Executive had access to or knowledge of; and

(c)	Inventions that do not result from any work performed by the Executive for the Affiliated Group.

3.	GENERAL

This Confidentiality Undertaking shall be governed and construed in accordance with the laws of New York State applicable therein. Nothing herein shall be construed so as to limit any obligations owed by you to the Affiliated Group as a matter of common law. The Executive acknowledges that the business of the Affiliated Group cannot be properly protected from adverse consequences of the Executive’s actions other than by the restrictions set forth in this Undertaking and the Agreement. The Affiliated Group, in addition to any other right or relief to which it may be entitled, shall be entitled to an injunction restricting further breaches of this Undertaking or the Agreement. This Confidentiality Undertaking shall survive the termination of the Agreement and the Executive’s employment thereunder.

IN WITNESS WHEREOF this Confidentiality Undertaking has been executed by the undersigned on this 7th day of May, 2009.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
/s/ Gwynne Kong	)	/s/ Geoffrey M. Glass
Name of Witness:		Geoffrey M. Glass